As filed with the Securities and Exchange Commission on February 19, 2025

Registration No. 333-238735

Registration No. 333-254133

Registration No. 333-262931

Registration No. 333-270056

Registration No. 333-277497

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-238735

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-254133

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-262931

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-270056

Post-Effective Amendment No. 1 to Form S-8 Registration Statement No. 333-277497

UNDER

THE SECURITIES ACT OF 1933

INARI MEDICAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	47-2902923
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

6001 Oak Canyon, Suite 100

Irvine, California 92618

(Address of Principal Executive Offices) (Zip Code)

2011 EQUITY INCENTIVE PLAN

2020 INCENTIVE AWARD PLAN

AMENDED AND RESTATED 2020 EMPLOYEE STOCK PURCHASE PLAN (F/K/A THE 2020

EMPLOYEE STOCK PURCHASE PLAN)

(Full titles of the plans)

Robert S. Fletcher

Stryker Corporation

1941 Stryker Way

Portage, Michigan 49002

(269) 385-2600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Seth H. Katz

Scott R. Williams

Sally Wagner Partin

Sidley Austin LLP

One South Dearborn

Chicago, Illinois 60603

(312) 853-7000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

These post-effective amendments (the “Post-Effective Amendments”), filed by Inari Medical, Inc., a Delaware corporation (the “Company”), remove from registration all shares of common stock, par value $0.001 per share, of the Company (the “Common Stock”) previously registered under the following Registration Statements on Form S-8 filed by the Company (the “Registration Statements”) with the U.S. Securities and Exchange Commission (the “SEC”) pertaining to the registration of shares of Common Stock.

•

Registration No. 333-238735, which was previously filed with the SEC on May 27, 2020, registering 4,239,862 shares of Common Stock under the 2011 Equity Incentive Plan, 990,870 shares of Common Stock under the 2020 Employee Stock Purchase Plan, and 3,737,313 shares of Common Stock under the 2020 Incentive Award Plan;

•

Registration No. 333-254133, which was previously filed with the SEC on March 11, 2021, registering 1,477,548 shares of Common Stock under the 2020 Incentive Award Plan and 492,516 shares of Common Stock under the 2020 Employee Stock Purchase Plan;

•

Registration No. 333-262931, which was previously filed with the SEC on February 23, 2022, registering 1,509,404 shares of Common Stock under the 2020 Incentive Award Plan and 503,135 shares of Common Stock under the Amended and Restated 2020 Employee Stock Purchase Plan;

•

Registration No. 333-270056, which was previously filed with the SEC on February 27, 2023, registering 1,620,650 shares of Common Stock under the 2020 Incentive Award Plan and 540,217 shares of Common Stock under the Amended and Restated 2020 Employee Stock Purchase Plan; and

•

Registration No. 333-277497, which was previously filed with the SEC on February 29, 2024, registering 1,732,872 shares of Common Stock under the 2020 Incentive Award Plan and 577,624 shares of Common Stock under the Amended and Restated 2020 Employee Stock Purchase Plan.

On January 6, 2025, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Stryker Corporation, a Delaware corporation (“Parent”), and, by way of a joinder dated January 7, 2025, Eagle 1 Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Parent (“Offeror”). On February 19, 2025, pursuant to the Merger Agreement, Offeror merged with and into the Company, with the Company surviving as a wholly owned subsidiary of Parent (the “Merger”).

As a result of the Merger, the Company has terminated all offerings of the Company’s securities registered pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. The Company, by filing these Post-Effective Amendments, hereby terminates the effectiveness of the Registration Statements and removes from registration any and all plan interests and any and all securities registered for issuance under the Registration Statements that remain unsold as of the date hereof. This filing is made in accordance with an undertaking made by the Company in each of the Registration Statements to remove from registration by means of a post-effective amendment any securities that had been registered for issuance that remain unsold at the termination of the offering.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on this February 19, 2025.

INARI MEDICAL, INC.

By:	/s/ Andrew Hykes
Name: Andrew Hykes
Title: Chief Executive Officer and President

No other person is required to sign these Post-Effective Amendments in reliance upon Rule 478 under the Securities Act of 1933, as amended.